Exhibit 99.1

Athira Pharma Appoints Andrew Gengos as Chief Financial Officer and Chief Business Officer

Veteran biopharmaceutical executive brings over 30 years of financial, corporate strategy, transactional and business development experience

BOTHELL, WA, May 22, 2023 — Athira Pharma, Inc. (NASDAQ: ATHA), a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration, today announced the appointment of Andrew Gengos as Chief Financial Officer and Chief Business Officer, effective immediately. Mr. Gengos replaces Glenna Mileson, who is retiring after serving as Athira’s Chief Financial Officer for eight years.

“On behalf of the entire Athira team, we thank Glenna for her many years of service, particularly for her stewardship during our transition to a publicly traded company, and wish her well in retirement,” said Mark Litton, Ph.D., President and Chief Executive Officer, Athira Pharma.

“We are delighted to welcome Andrew to the Athira team and look forward to his leadership as we continue to advance our goal to make a significant impact on neurodegenerative diseases,” said Dr. Litton. “Andrew’s broad experience in finance, corporate strategy, fundraising transactions and business development will be of great value as we strive to build Athira into a leading neuronal health company.”

“I’m excited to join Athira at this important time as the growing body of preclinical and clinical data continues to support the therapeutic potential of enhancing the HGF/MET system to protect and repair neuronal networks in neurodegenerative diseases such as Alzheimer’s, Parkinson’s and ALS,” said Mr. Gengos. “It’s an honor to be part of this highly talented and dedicated team committed to developing new treatments to improve the lives of patients suffering from neurodegenerative diseases.”

Mr. Gengos is a seasoned finance and corporate strategy executive with more than 30 years of experience successfully leading teams in the life sciences and biotechnology industry. Most recently, he served as the Chief Business Officer at Cyteir Therapeutics, where he was an integral part of the leadership team that took the company public. Prior to that, Mr. Gengos held Chief Executive Officer roles at ImmunoCellular Therapeutics and Neuraltus Pharmaceuticals, where he provided strategic and financial leadership across multiple therapeutic areas, including oncology and neurodegenerative disease. In addition to these leadership positions, Mr. Gengos also held the Chief Financial Officer and Chief Business Officer roles at AOBiome Therapeutics and was the Chief Operating Officer and Head of Corporate Development at Synlogic, Inc. Earlier, Mr. Gengos was Vice President of Strategy and Corporate Development at Amgen for eight years. Mr. Gengos started his career as a Technology Associate at Morgan Stanley before moving on to McKinsey & Co., where he advanced from associate to Senior Engagement Manager, focusing in the Healthcare and Strategy practices. Mr. Gengos holds a Master of Business Administration from the UCLA Anderson School of Management and a Bachelor of Science in Chemical Engineering from the Massachusetts Institute of Technology.

About Athira Pharma, Inc.

Athira Pharma, Inc., headquartered in the Seattle, Washington area, is a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration. Athira aims to provide rapid cognitive improvement and alter the course of neurological diseases with its novel mechanism of action. Athira is currently advancing its pipeline of therapeutic candidates targeting the HGF/MET neurotrophic system for Alzheimer’s and Parkinson’s disease, Dementia with Lewy bodies and amyotrophic lateral sclerosis (ALS). For more information, visit www.athira.com. You can also follow Athira on Facebook, LinkedIn, Twitter and @athirapharma on Instagram.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding: product candidates as a potential treatment for Alzheimer’s disease, Parkinson’s disease dementia, Dementia with Lewy bodies, neuropsychiatric diseases, and other neurodegenerative diseases, such as amyotrophic lateral sclerosis; Athira’s platform technology and potential therapies; future development plans;; expectations regarding the safety, potential efficacy and commercial potential of Athira’s product candidates; ; and Athira’s ability to advance its product candidates into later stages of development. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “on track,” “would,” “expect,” “plan,” “believe,” “intend,” “pursue,” “continue,” “suggest,” “potential,” and other similar expressions, among others. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the data for our product candidates from our preclinical and clinical trials not supporting the safety, efficacy and tolerability of our product candidates; cessation or delay of Athira’s development of product candidates may occur; regulatory authorities could object to protocols, amendments and other submissions; future potential regulatory milestones for product candidates, including those related to current and planned clinical studies, may be insufficient to support regulatory submissions or approval; the impact of the COVID-19 pandemic on Athira’s business, research and clinical development plans and timelines, and the regulatory process for Athira product candidates; Athira may not be able to recruit sufficient patients for its clinical trials; the outcome of legal proceedings that have been or may in the future be instituted against us and certain of our directors and officers; clinical trials may not demonstrate safety and efficacy of any of Athira’s product candidates; possible negative interactions of Athira’s product candidates with other treatments; Athira’s assumptions regarding the sufficiency of its cash, cash equivalents and investments to fund its planned operations may be incorrect; adverse conditions in the general domestic and global economic markets; the impact of competition; regulatory agencies may be delayed in reviewing, commenting on or approving any of Athira’s clinical development plans as a result of the COVID-19 pandemic, which could further delay development timelines; the impact of expanded product development and clinical activities on operating expenses; the impact of new or changing laws and regulations; as well as the other risks detailed in Athira’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Athira undertakes no obligation to update forward-looking statements. Athira may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the forward-looking statements.

Investor & Media Contact:

Julie Rathbun

Athira Pharma

Julie.rathbun@athira.com

206-769-9219